Exhibit 5.1

PARTNERSHIP CONSTITUEE SELON LE DROIT DE L’OHIO, USA

AVOCATS AU BARREAU DE PARIS

2, RUE SAINT-FLORENTIN • 75001 PARIS

TELEPHONE: (0)1.56.59.39.39 • FACSIMILE: (0)1.56.59.39.38 • TOQUE J 001

WWW.JONESDAY.COM

April 26, 2021

EDAP TMS S.A.

Parc d’activité de la Poudrette Lamartine

4, rue du Dauphiné

69120 Vaulx-en-Velin, France

Re: Registration Statement on Form F-3 filed by EDAP TMS S.A.

Ladies and Gentlemen:

We are acting as special French counsel for EDAP TMS S.A., a French société anonyme (the “Company”) in connection with (i) the registration statement on Form F-3 (File No. 333-255101) (the “Registration Statement”), filed by the Company under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and (ii) the issue by the Company identified in a prospectus supplement (the “Prospectus Supplement”) to the prospectus constituting a part of such Registration Statement, of 4,150,000 ordinary shares, nominal value €0.13 per share (the “Underlying Shares”), which Underlying Shares shall be delivered in the form of American Depositary Shares (the “ADSs”). The Underlying Shares will be issued and subscribed pursuant to the purchase agreement (the “Purchase Agreement”) entered into by and among the Company and Piper Sandler & Co., acting as the representative of the several underwriters named in the Purchase Agreement, substantially in the form filed by the Company as an exhibit to a Current Report on Form 6-K filed on the date hereof.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Underlying Shares, when issued and delivered by the board of directors of the Company in accordance with the resolutions of the Company’s shareholders adopted at the meeting of June 28, 2019 pursuant to the Purchase Agreement against full payment of their subscription price as provided in the Purchase Agreement, will be validly issued and fully paid and non-assessable.

As to facts material to the opinions and assumptions expressed herein, we have relied upon written statements and representations of officers and other representatives of the Company.

We are members of the Paris bar and this opinion is limited to the laws of the Republic of France.

This opinion is subject to the sovereign power of the French courts to interpret agreements and assess the facts and circumstances of any adjudication.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the current Report on Form 6-K filed on the date hereof by the Company and incorporated by reference into the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in each of the prospectus and Prospectus Supplement constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

This opinion is given on the basis that it is to be governed by, and construed in accordance with, the laws of the Republic of France.

Very truly yours,

/s/ Jones Day